EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2013

Calabasas Hills, CA — October 23, 2013 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2013, which ended on October 1, 2013.

Total revenues were $469.7 million in the third quarter of fiscal 2013 as compared to $453.8 million in the prior year third quarter.  Net income and diluted net income per share were $27.5 million and $0.50, respectively, in the third quarter of fiscal 2013.

The Company recorded a $1.1 million pre-tax charge during the third quarter of fiscal 2013 related to the planned relocation of three The Cheesecake Factory restaurants.  Excluding this item, net income was $28.1 million and diluted net income per share was $0.52.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.8% in the third quarter of fiscal 2013.

By concept, comparable restaurant sales grew 1.0% at The Cheesecake Factory and declined 2.6% at Grand Lux Cafe.

“We continued to take market share with our 15th consecutive quarter of positive comparable sales.  Our performance outpaced the industry by one of its widest margins during this time frame, which is noteworthy in the context of soft industry trends and a highly promotional environment,” said David Overton, Chairman and Chief Executive Officer.  “Consumer demand for our brand was also evident in our two new restaurant openings during the third quarter.  First week sales in Novi, Michigan and San Juan, Puerto Rico set Company records.  We are focused on quality growth, and we are making excellent site selection decisions,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company expects to open as many as nine new restaurants in fiscal 2013, of which four restaurants are open.  One restaurant opened in the second quarter, two restaurants opened in the third quarter and one restaurant relocated on the first day of the fourth quarter.

Internationally, the Company continues to expect one new The Cheesecake Factory restaurant to open in the Middle East during fiscal 2013 under a licensing agreement.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share on the Company’s common stock.  The dividend is payable on November 19, 2013 to shareholders of record at the close of business on November 6, 2013.

During the third quarter of fiscal 2013, the Company repurchased 2.1 million shares of its common stock at a cost of $90.2 million.  Year-to-date, the Company repurchased 3.4 million shares of its common stock at a cost of $135.5 million.

The Company expects to allocate as much as $65 million toward share repurchases in the fourth quarter of fiscal 2013, representing an incremental $30 million of capital relative to the Company’s prior expectations.  For fiscal 2013, the Company is now planning for up to $200 million in share repurchases.

“A differentiating feature of The Cheesecake Factory is our ability to generate strong cash flows.  Equally as important, we are utilizing our cash to create value for shareholders both through continued investments in our business and through share repurchases.  We completed the majority of our repurchase commitment for the second half of the year during the third quarter and are allocating substantially more capital toward repurchases for the remainder of the year,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2013 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through November 23, 2013.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 177 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 165 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  Internationally, three The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver comparable sales increases and leverage those sales increases; the Company’s ability to increase its market share and continue outperforming the casual dining industry; the Company’s ability to increase sales at full margins; the Company’s ability to continue to appeal to consumers; the Company’s ability to maintain quality growth, identify and select high quality restaurant sites; the Company’s ability to continue to generate high levels of cash flow; the Company’s ability to utilize its capital effectively and increase shareholder value through dividends and share repurchases; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended		13 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	October 1, 2013		October 2, 2012		October 1, 2013		October 2, 2012
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$469,699	100.0%	$453,819	100.0%	$1,402,835	100.0%	$1,344,322	100.0%
Costs and expenses:
Cost of sales	112,430	24.0%	111,620	24.6%	339,670	24.3%	330,237	24.6%
Labor expenses	150,910	32.1%	145,630	32.1%	453,055	32.3%	434,696	32.3%
Other operating costs and expenses	113,955	24.3%	113,700	25.1%	338,738	24.1%	328,458	24.4%
General and administrative expenses	28,805	6.1%	22,450	4.9%	85,405	6.1%	77,393	5.8%
Depreciation and amortization expenses	19,661	4.2%	18,733	4.1%	58,106	4.1%	55,540	4.1%
Impairment of assets and lease terminations	1,097	0.2%	—	—	3,246	0.2%	—	—
Preopening costs	4,210	0.9%	2,362	0.5%	8,027	0.6%	7,485	0.6%
Total costs and expenses	431,068	91.8%	414,495	91.3%	1,286,247	91.7%	1,233,809	91.8%
Income from operations	38,631	8.2%	39,324	8.7%	116,588	8.3%	110,513	8.2%
Interest and other (expense)/income, net	(727)	(0.1)%	(1,710)	(0.4)%	(3,308)	(0.2)%	(3,696)	(0.3)%
Income before income taxes	37,904	8.1%	37,614	8.3%	113,280	8.1%	106,817	7.9%
Income tax provision	10,423	2.2%	10,451	2.3%	31,924	2.3%	30,533	2.2%
Net income	$27,481	5.9%	$27,163	6.0%	$81,356	5.8%	$76,284	5.7%

Basic net income per share	$0.52		$0.51		$1.55		$1.43
Basic weighted average shares outstanding	52,416		52,958		52,521		53,264

Diluted net income per share	$0.50		$0.49		$1.49		$1.38
Diluted weighted average shares outstanding	54,612		55,126		54,654		55,271

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$425,084	$402,493	$1,262,480	$1,202,173
Other	44,615	51,326	140,355	142,149
	$469,699	$453,819	$1,402,835	$1,344,322

Income from operations:
The Cheesecake Factory restaurants	$61,686	$55,771	$183,641	$174,402
Other	4,727	2,761	14,333	9,490
Corporate	(27,782)	(19,208)	(81,386)	(73,379)
	$38,631	$39,324	$116,588	$110,513

Selected Consolidated Balance Sheet Information	October 1, 2013	January 1, 2013
Cash and cash equivalents	$82,625	$83,569
Total assets	1,101,138	1,092,167
Total liabilities	517,967	512,441
Stockholders’ equity	583,171	579,726

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
Comparable restaurant sales percentage change	0.8%	2.5%	1.0%	2.2%
Restaurants opened during period	2	2	3	4
Restaurants open at period-end	176	173	176	173
Restaurant operating weeks	2,287	2,249	6,841	6,686

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the third quarter and year-to-date fiscal 2013 and fiscal 2012 net income and diluted net income per share excluding the impact from certain items.  Additional detail regarding the third quarter fiscal 2013 item can be found on the first page of this press release.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 1, 2013	October 2, 2012	October 1, 2013	October 2, 2012
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$27,481	$27,163	$81,356	$76,284
After-tax impact from:
- Impairment of assets and lease terminations (1)	658	—	1,948	—
- Proceeds from variable life insurance contract (2)	—	—	—	(419)
Net income (non-GAAP)	$28,139	$27,163	$83,304	$75,865

Diluted net income per share (GAAP)	$0.50	$0.49	$1.49	$1.38
After-tax impact from:
- Impairment of assets and lease terminations (1)	0.01	—	0.04	—
- Proceeds from variable life insurance contract (2)	—	—	—	(0.01)
Diluted net income per share (non-GAAP) (3)	$0.52	$0.49	$1.52	$1.37

(1)         The pre-tax amounts associated with this item were $1,097 in the third quarter of fiscal 2013, $1,505 in the second quarter of fiscal 2013 and $644 in the first quarter of fiscal 2013, and were recorded in impairment of assets and lease terminations.

(2)         This item was non-taxable and was recorded in interest and other (expense)/income, net.

(3)         Diluted net income per share may not add due to rounding.

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